EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 30, 2004 (except for Note A6, as to which the date is October 7, 2005), accompanying the consolidated financial statements included in the Annual Report of Texas United Bancshares, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2005. We do hereby consent to the incorporation by reference of said report in the Registration Statements of Texas United Bancshares, Inc. on Form S-8, File Nos. 333-100162, 333-100163, 333-124055 and 333-130574.

/s/ Grant Thornton LLP

Houston, Texas
March 14, 2006